EXHIBIT 99.1

                       PRESS RELEASE DATED JANUARY 8, 2003
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                                                                   PRESS RELEASE

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Contact     Tim Toppin
            +1 (510) 428-3900
            ttoppin@geoworks.com
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      GEOWORKS CANCELS SPECIAL STOCKHOLDERS MEETING DUE TO LACK OF A QUORUM
             Company will explore alternatives including bankruptcy

EMERYVILLE, Calif. (January 8, 2003) - Geoworks Corporation (OTCBB: GWRX), a provider of leading-edge software design and engineering services to the mobile and handheld device industry, announced today that it has cancelled today's special stockholders meeting due to a lack of a quorum. The meeting was originally scheduled for December 11, 2002 and was adjourned until today.

"Since the votes cast were overwhelmingly in favor of the company's proposals to sell its UK professional services business and to liquidate, we are very disappointed that there were simply not enough votes cast despite numerous mailings and phone calls", said Steve Mitchell, president and CEO of the company. "We thank those shareholders who did return their ballots and our proxy solicitors for all of their efforts. The company must now rapidly assess its alternatives, including seeking bankruptcy protection."

About Geoworks

Geoworks Corporation is a provider of leading-edge software design and engineering services to the mobile and handheld device industry. With nearly two decades of experience developing wireless operating systems, related applications and wireless server technology, Geoworks has worked with industry leaders in mobile phones and mobile data applications including Mitsubishi Electric Corporation and Nokia. Based in Emeryville, California, the company also has a European development center in the United Kingdom. Additional information can be found on the World Wide Web at http://www.geoworks.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated or stated or implied by such forward-looking statements. These factors include, without limitation, the risk that there may be no viable alternatives left for the company and various other risks described in the definitive proxy materials relating to the special meeting of stockholders and Geoworks' periodic filings with the Securities and Exchange Commission. Geoworks is a trademark of Geoworks Corporation.

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